EXHIBIT 23.2

Donald E. Hulse, SME-RM

Gustavson Associates LLC, a Member of WSP

200 Union Blvd, Suite 440; Lakewood, CO 80228

CONSENT OF QUALIFIED PERSON

I, Donald E. Hulse, state that I am responsible for preparing or supervising the preparation of parts of the reports concerning  mineral  resources  of the  technical  report summary titled  S-K 1300  Technical  Report  Summary Florida Canyon Zinc Project; Amazonas Department, Peru with an effective date of December 31,2021as signed and certified by me (the "Technical Report Summary").

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by Solitario Zinc Corp;

(b)

the document that the Technical Report Summary supports is Solitario Zinc Corp.'s Annual Form 10- K, and is incorporated by reference into Registration Statements on Form S-3 (File No. 333-249129) and on Form S-8 (File Nos. 333-224224 and 333-190304) and any amendments or supplements thereto; (the "Document");

(c)

I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)

I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lakewood, Colorado this 15 of March, 2022.

Signature of Qualified Person

Donald E. Hulse, SME-RM 04156257

Vl. 2021

Expert Consent_S-K 1300_Florida-Hulse.docx